Exhibit 21

List of Subsidiaries

Name	Jurisdiction
Ness U.S.A. Inc.	Delaware
Ness Global Services, Inc.	Pennsylvania
Ness Technologies Holdings Ltd	Israel
Ness A.T. Ltd.	Israel
Ness ING Ltd.	Israel
Ness Technologies Israel Ltd.	Israel
Ness BSG Ltd.	Israel
V-Ness Ltd.	Israel
Gilad Integration Computers Systems and Software (1999) Ltd.	Israel
Ness Technologies (India) Ltd.	India
Ness Global Services Pte. Ltd	Singapore
Ness Technologies B.V.	Netherlands
Ness Czech s.r.o	Czech Republic
Ness Benelux B.V.	Netherlands
Ness Global Services Ltd.	United Kingdom